Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND OPTION AGREEMENT

THIS AMENDMENT is entered into as of the October 23, 2009, by and between Aastrom Biosciences, Inc., a Michigan corporation (“Employer”) and George W. Dunbar (“Employee”).

RECITALS:

WHEREAS, Employer and Employee entered into that Employment Agreement dated July 17, 2006 (the “Employment Agreement”) pursuant to which Employee serves as President and Chief Executive Officer of Employer.

WHEREAS, it was announced on September 3, 2009, that Employee intends to transition out of day to day management of Employer and is expected to terminate his employment as President and Chief Executive Officer immediately following the upcoming Annual Shareholders’ Meeting of the Company, which is currently expected to be held on December 14, 2009.

WHEREAS, it is the intent of the Employer and Employee that immediately following the upcoming Annual Meeting of Shareholders, Employee will assume the role of Chairman of the Board of Directors of the Employer.

WHEREAS, in connection with this transition, Employer and Employee desire to make certain amendments to the Employment Agreement and to that certain Stock Option Agreement dated October 31, 2008.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Termination of Employment and Employment Agreement. Effective immediately following the Annual Shareholders’ Meeting of the Company, which is currently expected to be held on December 14, 2009 (the “Termination Date”), Employee’s employment with the Employer is hereby terminated and, except as provided herein, the Employment Agreement is terminated. As of the Termination Date, Employee shall resign from all positions with the Employer and its affiliates, including officerships and directorships, other than his membership on the Board of Directors of the Employer.

2. Employee Stock Options.

(a) It is understood by both parties that, in accordance with the definition of the term “Service” in Section 2.1(oo) of the Company’s Amended and Restated 2004 Equity Incentive Plan (“Plan”) and as set forth in his various option agreements, Employee’s termination as an employee of the Employer will not cause a forfeiture of those non-vested options granted to him while he was an employee of the Company as long as he continues, without a break, as a member of the Board of Directors. Those options shall continue to vest during his service as a member of the Board of Directors, and, except as set forth below, at such time as Employee ceases to be a member of the Board of Directors, or, if later, otherwise terminates his Service with the Company, he will have 90 days (or, if less, until the original term of the option) in which to exercise his vested options.

(b) In exchange for executing a release from claims against the Employer in the form set forth as Exhibit D to Employee’s Employment Agreement, the Employer agrees that, on the Termination Date, the 500,000 options granted to Employee on October 31, 2008, shall continue to vest in accordance with the terms set forth in the Option Agreement and the Plan; provided, however, that the exercise period for such options shall be extended through the period ending on the earlier of 24-months from (i) the date that he ceases to be a member of the Board of Directors or, if later, otherwise terminates his Service with the Company or (ii) the original term of the option.

(c) All remaining outstanding options granted to Employee prior to October 31, 2008, whether vested or not, shall terminate and be forfeited on the Termination Date.

IN WITNESS WHEREAS, the parties have executed this Amendment as of the date first set forth above.

AASTROM BIOSCIENCES, INC.
By:       /s/       Alan L. Rubino—

Name: Alan L. Rubino Title: Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

      /s/       George W. Dunbar—

George W. Dunbar